Exhibit 99.1

BioAge Labs Reports Third Quarter 2025 Financial Results and Provides Business

Updates

First participant dosed in Phase 1 trial of BGE-102, oral CNS-penetrant NLRP3 inhibitor, with initial SAD data expected by year-end

Continued advancement of oral and parenteral APJ agonist programs targeting 2026 IND submissions

EMERYVILLE, Calif.--BioAge Labs, Inc. ("BioAge", "the Company"), a clinical-stage biopharmaceutical company developing therapeutic product candidates for metabolic diseases by targeting the biology of human aging, today provided business updates and reported its third quarter 2025 financial results.

“The third quarter of 2025 marked an important milestone as we advanced BGE-102 into clinical development with the dosing of our first participant in the Phase 1 trial,” said Kristen Fortney, PhD, CEO and co-founder of BioAge. “We're on track to deliver initial single ascending dose data by year-end, providing critical insights into the safety, pharmacokinetics, and target engagement of this potential best-in-class oral, CNS penetrant NLRP3 inhibitor. We also continued to advance our oral and parenteral APJ agonist programs toward 2026 IND submissions, while our partnerships with Novartis and Lilly continue to progress as expected. The Company remains focused on strategic execution to deliver transformative therapies targeting the biology of metabolic aging.”

Third Quarter 2025 Business Highlights

NLRP3 inhibitor program clinical development

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In August 2025, BioAge announced that the first participant was dosed in a Phase 1 clinical trial evaluating BGE-102, a structurally novel, orally available small molecule NLRP3 inhibitor with high potency and brain penetration being developed initially for obesity and cardiovascular risk factors. The Phase 1 study is a randomized, double-blind, placebo-controlled trial designed to evaluate the safety, tolerability, pharmacokinetics, and pharmacodynamics of BGE-102 in healthy participants. Initial single ascending dose (SAD) data are anticipated by the end of 2025. Following successful completion of the Phase 1 SAD/MAD, the Company plans to initiate a proof-of-concept clinical trial for BGE-102, with top-line data for this study anticipated in the second half of 2026.

APJ agonist program advancement

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The Company continued to advance its oral and parenteral APJ agonist development strategy. Under the exclusive option agreement with JiKang Therapeutics announced in June 2025, BioAge and JiKang are jointly advancing a novel APJ agonist nanobody demonstrating at least 10-fold greater potency than apelin toward IND-enabling studies. In parallel, BioAge is progressing its proprietary portfolio of orally active APJ agonists for which it filed a U.S. provisional patent application in May 2025. Both programs are targeting IND submissions in 2026.

Strategic partnerships

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BioAge's multi-year research collaboration with Novartis, focused on discovering novel therapeutic targets at the intersection of aging biology and exercise physiology, continued to advance.
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The Company progressed its strategic collaboration with Lilly ExploR&D for the development of therapeutic antibodies targeting novel metabolic aging targets identified through BioAge's discovery platform.

Third Quarter 2025 Financial Results

Collaboration revenue was $2.1 million for the quarter ended September 30, 2025 compared to no revenue for the same period in 2024. The $2.1 million increase in collaboration revenue was the result of revenue recognized under our multi-year research collaboration with Novartis, as work commenced in 2025.

Research and development expenses were $18.5 million for the quarter ended September 30, 2025, compared to $20.0 million for the same period in 2024. The $1.5 million decrease in research and development expenses was primarily attributable to a $13.1 million reduction in azelaprag direct costs as development was terminated in January 2025. The decrease in azelaprag research and development expenses was partially offset by a $6.5 million increase in direct costs for other programs, which was primarily related to discovery and development activities related to our novel apelin receptor APJ agonist programs, a $4.4 million increase in direct costs related to our BGE-102 program associated with our Phase 1 SAD/MAD clinical trial and drug-product manufacturing, and a $0.8 million increase in allocated facility and other expenses primarily driven by an increase in non-program specific consulting fees.

General and administrative expenses were $6.7 million for the quarter ended September 30, 2025, compared to $4.7 million for the same period in 2024. The $2.0 million increase was primarily attributable to $0.8 million increase in legal fees, a $0.5 million increase personnel-related expenses, largely due to an increase in stock-based compensation expense associated with new option grants, a $0.3 million increase in taxes and insurance, primarily related to our public-company director and officer insurance policy.

Net loss was $20.2 million for the quarter ended September 30, 2025, or $0.56 per weighted-average common share outstanding, basic and diluted, compared to a net loss of $23.4 million, or $6.70 per weighted-average common share outstanding, basic and diluted, for the same period in 2024.

As of September 30, 2025, BioAge had approximately $295.9 million in cash, cash equivalents, and marketable securities. Based on our current operating plan, BioAge estimates that existing cash, cash equivalents, and marketable securities will be sufficient to fund operations and capital expenses through 2029.

About BioAge Labs, Inc.

BioAge is a clinical-stage biopharmaceutical company developing therapeutic product candidates for metabolic diseases by targeting the biology of human aging. The Company's lead product candidate, BGE-102, is a potent, orally available, brain-penetrant small-molecule NLRP3 inhibitor being developed for obesity and cardiovascular risk factors. A Phase 1 SAD/MAD trial of BGE-102 is underway, with initial SAD data anticipated by end of year. The Company is also developing long-acting injectable and oral small molecule APJ agonists for obesity. BioAge’s additional preclinical programs, which leverage insights from the Company’s proprietary discovery platform built on human longevity data, address key pathways involved in metabolic aging.

Forward-looking statements

This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our plans to develop and commercialize our product candidates, including BGE-102 and our APJ program, the potential for BGE-102 as a treatment for obesity and the expected timeline for data readout from our ongoing Phase 1 clinical trial, the timing and results of our clinical trials, risks associated with clinical trials, including our ability to adequately manage clinical activities, the timing of our IND filing for our APJ program, the timing of and our ability to obtain and maintain regulatory approvals, the clinical utility of our product candidates, the sufficiency of our cash and cash equivalents, and general economic, industry and market conditions. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop, obtain regulatory approval for and commercialize our product candidates; the timing and results of preclinical studies and clinical trials; the risk that positive results in a preclinical study or clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; failure to protect and enforce our intellectual property, and other proprietary rights; failure to successfully execute or realize the anticipated benefits of our strategic and growth initiatives; risks relating to technology failures or breaches; our dependence on collaborators and other third parties for the development of product candidates and other aspects of our business, which are outside of our full control; risks associated with current and potential delays, work stoppages, or supply chain disruptions, including due to the imposition of tariffs and other trade barriers; risks associated with current and potential future healthcare reforms; risks relating to attracting and retaining key personnel; changes in or failure to comply with legal and regulatory requirements, including shifting priorities within the U.S. Food and Drug Administration; risks relating to access to capital and credit markets; and the other risks and uncertainties that are detailed under the heading “Risk Factors” included in BioAge’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC) on November 6, 2025, and BioAge’s other filings with the SEC filed from time to time. BioAge undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts

PR: Chris Patil, media@bioagelabs.com

IR: Dov Goldstein, ir@bioagelabs.com

Partnering: partnering@bioagelabs.com

Web: https://bioagelabs.com

BIOAGE LABS, INC.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share information)

	Three Months Ended
	September 30,
	2025	2024
Collaboration revenue	$2,054	$—
Operating expenses:
Research and development	$18,513	$20,019
General and administrative	6,681	4,731
Total operating expenses	25,194	24,750
Loss from operations	(23,140)	(24,750)
Other income (expense)
Interest expense	(149)	(388)
Interest and other income (expense), net	3,160	2,037
Gain (loss) from changes in fair value of warrants	(42)	(306)
Total other income (expense), net	2,969	1,343
Net loss	$(20,171)	$(23,407)
Net loss per share attributable to common stockholders, basic and diluted	$(0.56)	$(6.70)
Weighted-average common shares outstanding, basic and diluted	35,850,037	3,494,580
Comprehensive loss:
Net loss	(20,171)	(23,407)
Other comprehensive income (loss):
Unrealized holding gains on available-for-sale investments	73	—
Foreign currency translation adjustment	(10)	58
Total other comprehensive income:	63	58
Total comprehensive loss	$(20,108)	$(23,349)

BIOAGE LABS, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share information)

	September 30,	December 31,
	2025	2024
Assets
Current Assets:
Cash and cash equivalents	$215,573	$354,349
Marketable securities, current	70,205	—
Accounts receivable	515	—
Prepaid expenses and other current assets	4,535	2,754
Total current assets	290,828	357,103
Investments	100	100
Marketable securities	10,078	—
Property and equipment, net	973	591
Operating lease right-of-use assets, net	2,884	200
Other assets	227	240
Total assets	$305,090	$358,234
Liabilities
Current Liabilities:
Accounts payable	$5,018	$1,996
Accrued expenses and other current liabilities	7,263	11,751
Term loan, current	4,126	6,000
Operating lease liabilities, current	580	202
Deferred revenue, current	7,506	7,826
Total current liabilities	24,493	27,775
Deferred revenue	556	4,674
Term loan	—	2,502
Warrant liability	150	156
Operating lease liabilities	2,427	—
Total liabilities	27,626	35,107
Stockholders’ Equity
Preferred stock, $0.00001 par value; 10,000,000 shares authorized as of September 30, 2025 and December 31, 2024; no shares issued or outstanding as of September 30, 2025 and December 31, 2024	—	—
Common stock, $0.00001 par value; 500,000,000 shares authorized as of September 30, 2025 and December 31, 2024; 35,850,037 shares issued and outstanding as of September 30, 2025 and December 31, 2024	—	—
Additional paid-in-capital	584,662	575,693
Accumulated other comprehensive income	275	245
Accumulated deficit	(307,473)	(252,811)
Total stockholders’ equity	277,464	323,127
Total liabilities and stockholders’ equity	$305,090	$358,234